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                           CORESTATES FINANCIAL CORP
                      PHILADELPHIA NATIONAL BANK BUILDING
                            BROAD & CHESTNUT STREETS
                     PHILADELPHIA, PENNSYLVANIA 19101-7618
                                 (215) 973-3827

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON FEBRUARY 6, 1996

  Notice is hereby given that a Special Meeting of Shareholders (including any adjournment or postponement, the "CoreStates Special Meeting") of CORESTATES FINANCIAL CORP ("CoreStates") will be held in the Ormandy Ballroom at The Doubletree Hotel, located at Broad and Locust Streets, Philadelphia, Pennsylvania, at 8:30 a.m., local time, on February 6, 1996, to consider the following matters:

    (1) the approval and adoption of the Agreement and Plan of Merger, dated as of October 10, 1995 (the "Merger Agreement"), by and between CoreStates and Meridian Bancorp, Inc. ("Meridian"), pursuant to which Meridian will merge with and into CoreStates (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the enclosed Joint Proxy Statement/Prospectus;

    (2) the approval of a proposal to amend the Articles of Incorporation of CoreStates (the "CoreStates Charter") to increase the number of authorized shares of Common Stock, par value $1.00 per share, of CoreStates (the "CoreStates Common Stock") from 200 million to 350 million shares; and

    (3) the transaction of such other business as may properly be brought before the CoreStates Special Meeting.

  The approval and adoption of the Merger Agreement and the approval of the amendment of the CoreStates Charter are each contingent upon approval of both such proposals by shareholders. Unless both proposals are approved, neither will be effected by CoreStates and the Merger will not be consummated. Therefore, a vote against the proposal to amend the CoreStates Charter will have the same effect as a vote against the Merger.

  Only those shareholders of record at the close of business on December 18, 1995, shall be entitled to notice of, and to vote at, the CoreStates Special Meeting.

  Each share of CoreStates Common Stock will entitle the holder thereof to one vote on each matter which may properly come before the CoreStates Special Meeting.

                                    By order of the Board of Directors

                                    /s/ Migdalia R. O'Leary
                                    Migdalia R. O'Leary
                                    Secretary

January 5, 1996

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND THE CORESTATES SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.